As filed with the Securities and Exchange Commission on November 14, 2025
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Quantum Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3572	94-2665054
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification Number)
10770 E. Briarwood Avenue
Centennial, CO 80112
(408) 944-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hugues Meyrath
President and Chief Executive Officer
10770 E. Briarwood Avenue
Centennial, CO 80112
(408) 944-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
James J. Masetti
Julie Park
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304-1115
(650) 233-4500

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☒	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated November 14, 2025
The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS
Quantum Corporation
2,653,308 Shares of Common Stock
This prospectus relates to the resale from time to time by Dialectic Technology SPV LLC, a Delaware limited liability company (the “Selling Stockholder”), of up to 2,653,308 shares of our common stock, $0.01 par value per share, issuable upon exercise of a warrant to purchase our common stock, dated as of September 23, 2025 (the “Forbearance Warrant”). The Forbearance Warrant was issued to the Selling Stockholder as consideration for the forbearance, waivers and amendments granted by the Selling Stockholder to us pursuant to that certain Fifteenth Amendment to Term Loan Credit and Security Agreement by and among us, Quantum LTO Holdings, LLC, the Selling Stockholder and certain other lenders, and Alter Domus (US) LLC, as disbursing agent and collateral agent. See the section entitled “The Transaction” for a description of the Forbearance Warrant and the section entitled “Selling Stockholder” for additional information about the Selling Stockholder.
Our registration of the shares of our common stock covered by this prospectus does not mean the Selling Stockholder will offer or sell any of the shares of our common stock. The Selling Stockholder may exercise the Forbearance Warrant in full or in part until the seventh anniversary of the issuance date, if at all. If the Selling Stockholder exercises the Forbearance Warrant, in full or in part, it may offer, sell, or distribute all or a portion of its shares of common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from any sale of shares of common stock by the Selling Stockholder pursuant to this prospectus and any prospectus supplement. We will receive the proceeds from any exercise of the Forbearance Warrant on a cash basis. The resale of our common stock being offered by the Selling Stockholder pursuant to this prospectus, or the perception that these sales could occur, could result in a decline in the public trading price of our common stock. We provide more information about how the Selling Stockholder may sell or otherwise dispose of the shares of our common stock in the section entitled “Plan of Distribution.” We will bear all costs, expenses, and fees in connection with the registration of the shares of common stock offered hereby. The Selling Stockholder will bear all commissions and discounts attributable to its sales of the shares of common stock offered hereby.
Our shares of common stock are listed on the Nasdaq Global Market under the symbol “QMCO.” On November 13, 2025, the closing price of our common stock was $7.03 per share.
We are a “smaller reporting company” under the federal securities laws and are subject to reduced disclosure and public reporting requirements. See “Prospectus Summary—Smaller Reporting Company.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our common stock involves a high degree of risk. See the sections entitled “Risk Factors” on page 6 and in the documents incorporated by reference in this prospectus. You should carefully consider these risk factors, as well as the other information contained or incorporated by reference in this prospectus, before you invest.
The date of this prospectus is                     , 2025.

_________________
Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus. We and the Selling Stockholder do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or the documents incorporated by reference herein is accurate only as of the date on the front of this prospectus or the date of such incorporated document only, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
You should read this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the section titled “Where You Can Find More Information; Incorporation by Reference.”
All references in this prospectus to “Quantum,” the “Company,” “we,” “us” and “our” refer to Quantum Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.
“Quantum” and the Quantum logo are our trademarks. This prospectus and the documents incorporated by reference into this prospectus may also contain trademarks and trade names that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply relationships with, or endorsements or sponsorship of us by, these other companies.
i

ABOUT THIS PROSPECTUS
We may provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information; Incorporation by Reference.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information; Incorporation by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “plan,” “potential,” “will,” and similar expressions are intended to identify forward looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected.
These forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to update any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
You should read this prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully.
Quantum Corporation
Quantum delivers end-to-end data management solutions designed for unstructured data in the artificial intelligence (“AI”) era. From high-performance ingest that powers AI applications and demanding data-intensive workloads to massive, durable data lakes to fuel AI models, Quantum delivers one of the most comprehensive and cost-efficient solutions for the entire data lifecycle. We specialize in solutions for video, images, audio, and other large files because this unstructured data represents more than 80% of all data being created according to leading industry analyst firms. Unstructured data poses both immense potential and significant challenges for organizations looking to retain and analyze their data for AI and other initiatives. Effectively managing and leveraging this data with an intelligent data management platform is not just an option but a necessity for businesses aiming to uncover hidden insights and create value.
The Transaction
On September 23, 2025, we entered into a Fifteenth Amendment to Term Loan Credit and Security Agreement (the “Fifteenth Term Loan Amendment”) with Quantum LTO Holdings, LLC (“Quantum LTO”), Dialectic Technology SPV LLC, a Delaware limited liability company (the “Selling Stockholder”), and certain other lenders (the “Lenders”), and Alter Domus (US) LLC, as disbursing agent and collateral agent. Pursuant to the Fifteenth Term Loan Amendment, among other things, payment of cash interest on the term loans held by the Selling Stockholder (including principal, any prepayment penalties and exit fees, but excluding any accrued and unpaid interest thereon, the “Term Loans”) that accrue (including prior to the date of the Fifteenth Term Loan Amendment) during the fiscal quarters ending September 30, 2025 and December 31, 2025 will be deferred until the earliest of:
(i) the date we elect to pay such deferred cash interest;
(ii) the maturity of such Term Loans; or
(iii) the date we issue to the Selling Stockholder, on a dollar-for-dollar basis, one or more senior secured convertible notes in exchange for the amounts then outstanding and owing by us to the Selling Stockholder under the Term Loans pursuant to that certain Transaction Agreement (the “Transaction Agreement”) dated as of September 23, 2025 by and among us, the Selling Stockholder, and the Lenders, at which point such deferred interest will be governed by an indenture.
During any period that such cash interest is being deferred, the interest rate applicable to such Term Loans held by the Selling Stockholder shall be increased by 2.00%. Additionally, certain other provisions have been amended pursuant to the Fifteenth Term Loan Amendment, including those related to mandatory prepayment events, payment of fees and expenses, and reporting.
As consideration for the forbearance, waivers and amendments granted by the Selling Stockholder to us pursuant to the Fifteenth Term Loan Amendment, on September 23, 2025, we issued to the Selling Stockholder a warrant (the “Forbearance Warrant”) to purchase 2,653,308 shares of our common stock, the number of shares equal to 19.9% of the outstanding shares of our common stock as of the date of the Transaction Agreement, at an exercise price of $8.81 per share (which exercise price is equal to 80% of the 7-day volume-weighted average price as of the trading day ending on September 22, 2025), at any time until the seventh anniversary of the issuance of the Forbearance Warrant. The exercise price and the number of shares underlying the Forbearance Warrant are subject to adjustment in the event of specified events, including dilutive issuances at a price lower than the exercise price of the Forbearance Warrant, a subdivision or combination of the common stock, a reclassification of the common stock or specified dividend payments, subject to certain limitations as set forth in the Forbearance Warrant. Upon exercise, the aggregate exercise price may be paid, at the Selling Stockholder’s election, in cash or on a net issuance basis, based upon the then current market price of the common stock at the time of exercise. The Selling Stockholder may also require us to repurchase the Forbearance Warrant for $20.0 million after the fifth anniversary of the issuance of the Forbearance Warrant, upon a change of control or immediately prior to the occurrence of a voluntary dissolution, liquidation or winding up of the affairs of our business, with such repurchase amount subject to adjustment as set forth in the Forbearance Warrant.
Additionally, in connection with the Forbearance Warrant, we and the Selling Stockholder entered into a registration rights agreement (the “Warrant Registration Rights Agreement”), pursuant to which, among other things, we have agreed to provide the Selling Stockholder with certain registration rights with respect to the shares of common stock issuable upon any exercise of the Forbearance Warrant.
Corporate Information
Quantum was founded in 1980 and reincorporated under the laws of the State of Delaware in 1987. Our principal executive offices are located at 10770 E. Briarwood Avenue, Centennial, Colorado 80112, and our telephone number is (408) 944-4000. Our website address is www.quantum.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.
Smaller Reporting Company
We are a smaller reporting company as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

Issuer	Quantum Corporation

Shares of Common Stock offered by the Selling Stockholder	Up to 2,653,308 shares of common stock issuable upon the exercise of the Forbearance Warrant.

Common Stock outstanding prior to this offering	13,333,208 shares.

Use of proceeds
We will not receive any proceeds from the resale of shares of our common stock offered by this prospectus by the Selling Stockholder. We will receive the proceeds from any exercise of the Forbearance Warrant on a cash basis. We intend to use the proceeds from the exercise of the Forbearance Warrant on a cash basis, if any, for working capital and general corporate purposes, including the repayment of debt. See “Use of Proceeds.”

Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 6 and the other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq trading symbol	“QMCO.”
The number of shares of our common stock to be outstanding immediately prior to this offering is based on 13,333,208 shares of our common stock outstanding as of September 30, 2025 and excludes:
•363,670 shares available for future issuance under our 2023 Long-Term Incentive Plan (the “LTIP”);
•204,383 shares available for future issuance under our Employee Stock Purchase Plan;
•39,629 shares available for future issuance under our 2021 Inducement Plan;
•153,136 shares underlying restricted stock units granted pursuant to the LTIP;
•48,958 shares underlying performance-based restricted stock units, granted pursuant to the LTIP;
•5,000 shares issuable upon the exercise of outstanding warrants to purchase common stock, at a weighted average exercise price of $40.0 per share; and
•2,653,308 shares issuable upon the exercise of the Forbearance Warrant, at an exercise price of $8.81 per share.
Subsequent to September 30, 2025, we sold an aggregate of approximately 0.3 million shares of common stock pursuant to a standby equity purchase agreement dated as of January 25, 2025 by and between the Company and YA II PN, Ltd.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors discussed under the caption “Risk Factors” in our in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K incorporated by reference in this prospectus, as well as any prospectus supplement to this prospectus, and the other information contained in or incorporated by reference into this prospectus and any prospectus supplement to this prospectus before deciding to invest in our common stock. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.

THE TRANSACTION
On September 23, 2025, we entered into the Fifteenth Term Loan Amendment with Quantum LTO, the Selling Stockholder and certain other Lenders, and Alter Domus (US) LLC, as disbursing agent and collateral agent, pursuant to which, among other things, payment of cash interest on the Term Loans held by the Selling Stockholder that accrue (including prior to the date of the Fifteenth Term Loan Amendment) during the fiscal quarters ending September 30, 2025 and December 31, 2025 will be deferred until the earliest of:
(i)the date we elect to pay such deferred cash interest;
(ii)the maturity of such Term Loans; or
(iii)the date we issue to the Selling Stockholder, on a dollar-for-dollar basis, one or more senior secured convertible notes in exchange for the amounts then outstanding and owing by us to the Selling Stockholder under the Term Loans pursuant to the Transaction Agreement, at which point such deferred interest will be governed by an indenture.
During any period that such cash interest is being deferred, the interest rate applicable to such Term Loans held by the Selling Stockholder shall be increased by 2.00%. Additionally, certain other provisions have been amended pursuant to the Fifteenth Term Loan Amendment, including those related to mandatory prepayment events, payment of fees and expenses, and reporting.
As consideration for the forbearance, waivers and amendments granted by the Selling Stockholder to us pursuant to the Fifteenth Term Loan Amendment, on September 23, 2025, we issued to the Selling Stockholder the Forbearance Warrant to purchase 2,653,308 shares of our common stock, the number of shares equal to 19.9% of the outstanding shares of our common stock as of the date of the Transaction Agreement, at an exercise price of $8.81 per share (which is equal to 80% of the 7-day volume-weighted average price as of the trading day ending on September 22, 2025), at any time until the seventh anniversary of the issuance of the Forbearance Warrant. The exercise price and the number of shares underlying the Forbearance Warrant are subject to adjustment in the event of specified events, including dilutive issuances at a price lower than the exercise price of the Forbearance Warrant, a subdivision or combination of the common stock, a reclassification of the common stock or specified dividend payments, subject to certain limitations as set forth in the Forbearance Warrant. Upon exercise, the aggregate exercise price may be paid, at the Selling Stockholder’s election, in cash or on a net issuance basis, based upon the then current market price of the common stock at the time of exercise. The Selling Stockholder may also require us to repurchase the Forbearance Warrant for $20.0 million after the fifth anniversary of the issuance of the Forbearance Warrant, upon a change of control or immediately prior to the occurrence of a voluntary dissolution, liquidation or winding up of the affairs of our business, with such repurchase amount subject to adjustment as set forth in the Forbearance Warrant.
Additionally, in connection with the Forbearance Warrant, we and the Selling Stockholder entered the Warrant Registration Rights Agreement, pursuant to which, among other things, we have agreed to provide the Selling Stockholder with certain registration rights with respect to the shares of common stock issuable upon any exercise of the Forbearance Warrant.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. All of the common stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales. We will receive the proceeds from any exercise of the Forbearance Warrant on a cash basis. We intend to use the proceeds from the exercise of the Forbearance Warrant on a cash basis, if any, for working capital and general corporate purposes, including the repayment of debt.

SELLING STOCKHOLDER
This prospectus relates to the offer and sale by the Selling Stockholder of up to 2,653,308 shares of common stock issuable upon exercise of the Forbearance Warrant by the Selling Stockholder. For additional information regarding the shares of common stock being offered by this prospectus, see the section entitled “The Transaction.” We are registering the shares of common stock being offered by this prospectus pursuant to the provisions of the Warrant Registration Rights Agreement we entered into with the Selling Stockholder in order to permit the Selling Stockholder to offer such shares for resale from time to time. As used in this prospectus, the term “Selling Stockholder” means Dialectic Technology SPV LLC, a Delaware limited liability company, and the donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Stockholder as a gift, pledge, partnership distribution or other transfer.
The table below presents information regarding the Selling Stockholder and the shares of common stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of November 3, 2025. The number of shares in the column entitled “Maximum Number of Shares of Common Stock to be Offered” represents all of the shares of common stock being offered for resale by the Selling Stockholder under this prospectus, assuming exercise in full of the Forbearance Warrant on a cash basis, without regard to any limitations on exercises. The Selling Stockholder may sell some, all, or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.
Under the terms of the Forbearance Warrant, the Selling Stockholder may not exercise the Warrant to purchase shares of common stock to the extent such exercise would cause the Selling Stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the total number of our then issued and outstanding shares of common stock following such exercise; provided, that the Selling Stockholder may, upon at least 61 days’ notice to us, increase such limitation up to a maximum of 19.99% of the total number of our then issued and outstanding shares of common stock following such exercise.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of common stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 13,333,208 shares of our common stock outstanding on September 30, 2025 and reflects the ownership limitation set forth above. The fourth column in the table below assumes (i) the resale by the Selling Stockholder of all of the shares of common stock being offered for resale pursuant to this prospectus and (ii) no other shares of Common Stock are acquired or sold by the Selling Stockholder prior to completion of this offering. However, the Selling Stockholder is not obliged to sell all or any portion of the shares of common stock offered pursuant to this prospectus. The number of shares in the column entitled “Maximum Number of Shares of Common Stock to be Offered” does not reflect the ownership limitation set forth above.
Based on the information provided to us by the Selling Stockholder, the Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer.

	Number of Shares of Common Stock Beneficially Owned		Maximum Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock Are Sold
Name of Selling Stockholder	Number	Percent		Number	Percent
Dialectic Technology SPV LLC(1)	699,537	4.99%	2,653,308	—	—%
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(1)Mr. John Fichthorn, a member of our board of directors, is the Managing Partner of Dialectic Capital Management. Dialectic Capital Management is an investment advisor to the Selling Stockholder. The business address of the Selling Stockholder is 119 Rowayton Avenue, Rowayton, CT 06853.

DESCRIPTION OF OUR SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Certificate of Incorporation authorizes the issuance of 225,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of undesignated preferred stock, $0.01 par value per share, 1,000,000 of which is designated as Series B Junior Participating Preferred Stock. As of September 30, 2025, there were 13,333,208 shares of our common stock and no shares of our preferred stock outstanding. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. As of such date, there were 194 holders of record of our common stock and 2 holders of record of our warrants. Because many shares of our common stock are held by brokers and other nominees on behalf of stockholders, the number of record holders of our common stock is not indicative of the total number of stockholders.
Common Stock
Voting Power
Each holder of common stock is entitled to one vote per share, except in the case of election of our directors.
Dividends
Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors (the “Board”) in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically. We have not paid any cash dividends to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of future outstanding indebtedness we or our subsidiaries incur.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.
Election of Directors
At an election of directors of the Company, each holder of stock or any class or classes or of a series thereof shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast for the election of directors with respect to such holder’s shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder sees fit.
Preferred Stock
Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Quantum or the removal of existing management.
Warrants
As of September 30, 2025 there were 2,658,308 warrants to purchase common stock outstanding.
We issued 2,500 warrants to purchase common stock in June 2020 and an additional 2,500 warrants to purchase common stock in June 2023 to advisors of the Company.
The June 2020 warrants entitle the registered holder to purchase one share of common stock at a price of $60.00 per share, subject to adjustment as discussed below, at any time commencing June 16, 2020. The June 2023 warrants entitle the registered holder to purchase one share of common stock at a price of $20.00 per share, subject to adjustment as discussed below, at any time commencing June 1, 2023. The June 2020 warrants will expire on June 16, 2030 and the June 2023 warrants will expire on June 1, 2033.
On September 23, 2025, we issued the Forbearance Warrant, pursuant to which the Selling Stockholder is entitled to purchase up to 2,653,308 shares of common stock at an exercise price of $8.81 per share. The Forbearance Warrant may be exercised by the Selling Stockholder at any time until the seventh anniversary of the issuance of the Forbearance Warrant.
The exercise price and the number of shares underlying the Forbearance Warrant are subject to adjustment in the event of specified events, including dilutive issuances at a price lower than the exercise price of the Forbearance Warrant, a subdivision or combination of the common stock, a reclassification of the common stock or specified dividend payments, subject to certain limitations as set forth in the Forbearance Warrant. Upon exercise, the aggregate exercise price may be paid, at the Selling Stockholder’s election, in cash or on a net issuance basis, based upon the then current market price of the common stock at the time of exercise. The Selling Stockholder may also require us to repurchase the Forbearance Warrant for $20.0 million after the fifth anniversary of the issuance of the Forbearance Warrant, upon a change of control or immediately prior to the occurrence of a voluntary dissolution, liquidation or winding up of the affairs of our business, with such repurchase amount subject to adjustment as set forth in the Forbearance Warrant.
The June 2020 warrants are issued under and subject to the terms of the Warrant Agreement dated as of June 16, 2020, the June 2023 warrants are issued under and subject to the terms of the Warrant Agreement dated as of June 1, 2023, and the Forbearance Warrant is issued under and subject to the terms of the Forbearance Warrant dated as of September 23, 2025.
Certain Anti-Takeover Provisions of Delaware Law, and in our Certificate of Incorporation and Bylaws
Special Meetings of Stockholders
Our Certificate of Incorporation and our Bylaws provide that, unless otherwise required by law, special meetings of our stockholders may be called only by (i) our Board, (ii) the Chairman of our Board, if there be one, or (iii) the President.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made. Our Certificate of Incorporation and our Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Authorized but Unissued Shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 ⅔% of the outstanding voting stock which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder” and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of the DGCL, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the company’s directors or officers or any other company or enterprise to which the person provides services at the company’s request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock and warrants is Computershare Trust Company, N.A.
Listing of Securities
Our common stock is listed on the Nasdaq Global Market under the symbol “QMCO.”

PLAN OF DISTRIBUTION
We are registering 2,653,308 shares of common stock issuable upon exercise of the Forbearance Warrant. We have agreed to pay for all of the registration expenses pursuant to the Warrant Registration Rights Agreement in respect of the shares of common stock issuable upon exercise of the Forbearance Warrant, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing and delivery expenses, fees and disbursements of our counsel and our accountants, and reasonable fees and expenses of legal counsel not to exceed $35,000 per year in the aggregate for such a registration in which our securities are sold to an underwriter in a firm commitment underwriting for distribution to the public or an “at the market” or similar registered offering. Registration expenses do not include any underwriting discounts and commissions or similar costs.
The shares of common stock offered by this prospectus are being offered by the Selling Stockholder. The term “Selling Stockholder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Stockholder as a gift, pledge, partnership distribution or other transfer, any of whom may sell the shares of common stock from time to time under the prospectus, an amendment to the registration statement of which this prospectus forms a part or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder under the prospectus, as appropriate. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any of the proceeds from the sale of the securities by the Selling Stockholder.
The Selling Stockholder may sell its shares of Common Stock by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokers’ transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale or in the over-the-counter market;
•through trading plans entered into by the Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•to or through underwriters or broker-dealers;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•in options transactions or other transactions in which the Selling Stockholder satisfies its obligations through the delivery of shares of our common stock;
•in connection with short sales;

•any combination of the foregoing; or
•any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act may be sold under Rule 144 or such other exemption rather than pursuant to this prospectus. The Selling Stockholder may elect to make an in-kind distribution of common stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of our common stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder may also sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholder may also pledge shares or grant a security interest in shares to a broker-dealer or other financial institution, and, upon a default under the secured obligation, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Stockholder or borrowed from the Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if applicable, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholder in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, any broker-dealer who execute sales for the Selling Stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
Under the Warrant Registration Rights Agreement, we have agreed to indemnify the Selling Stockholder as a party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholder may be required to make with respect thereto.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder (as defined below). This summary does not address all aspects of U.S. federal income tax consequences relating thereto. This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, nor under U.S. federal gift, generation-skipping and estate tax laws. In general, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
•an individual citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons” as defined under Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
This summary is based upon provisions of the Code and Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in tax consequences different from those summarized below. The remainder of this summary assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income tax consequences that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a former citizen or resident of the United States, a foreign pension fund, a financial institution, an insurance company, a tax-exempt organization, a trader, broker or dealer in securities, commodities or currencies, a “controlled foreign corporation,” a “passive foreign investment company,” a partnership or other pass- through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, a person that owns, or is deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), a person using the accrual method of tax accounting subject to special tax rules under Section 451(b) of the Code, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax consequences that we describe in this summary.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.
Distributions
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds the non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”). Any such distribution will also be subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Additional Withholding Requirements.”
Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base within the United States) are not subject to the withholding tax if the non-U.S. holder timely provides the applicable withholding agent a properly executed IRS Form W-8ECI certifying under penalty of perjury that the dividends are not subject to withholding because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base within the United States). Instead, such dividends are subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates applicable to a United States person. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required to timely provide the applicable withholding agent with a properly executed Internal Revenue Service, or the IRS, Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Common Stock
Subject to the discussion of backup withholding and additional withholding requirements below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:
•the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);
•the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.
A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition at the graduated rates applicable to a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, because the determination of whether we are a United States real property holding corporation depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are or become a United States real property holding corporation, provided that our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury regulations, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons. No assurance can be provided that our common stock will be considered to be regularly traded on an established securities market for purposes of the rules described above.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS whether or not such distributions constitute dividends for U.S. federal income tax purposes. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code, Treasury regulations thereunder and related rulings (such provisions referred to as FATCA), a 30% U.S. federal withholding tax may apply to any dividends paid on, and, subject to the discussion of the proposed Treasury regulations below, the gross proceeds from a sale or other disposition of, our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.
Proposed Treasury regulations, if finalized in their present form, would eliminate withholding under FATCA with respect to payment of gross proceeds from a sale or other disposition of our common stock. The preamble to such proposed Treasury regulations stated that withholding agents and taxpayers may generally rely on the proposed Treasury regulations until final regulations are issued.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult his, her or its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS
The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.
EXPERTS
The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
We have filed a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes additional exhibits. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus and the accompany registration statement, over the Internet at the SEC’s website at www.sec.gov.
The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:
•our Annual Report on Form 10-K for the fiscal year ended March 31, 2025;
•our Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2025, as amended by Amendment No.1 filed with the SEC on September 23, 2025, and for the fiscal quarter ended September 30, 2025 filed with the SEC on November 13, 2025;
•our Current Reports on Form 8-K filed with the SEC on April 3, 2025, April 17, 2025, April 29, 2025, June 3, 2025, June 18, 2025, July 8, 2025, July 23, 2025, August 8, 2025, August 18, 2025, August 26, 2025, August 28, 2025, September 15, 2025, September 23, 2025, October 6, 2025 and October 20, 2025; and
•the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended March 31, 2023 filed with the SEC on June 6, 2023.
We incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. Such information shall be deemed incorporated by reference into this prospectus without any further act on our behalf. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.
Our website address is www.quantum.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.
Any person, including any beneficial owner, may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, Quantum Corporation, 10770 E. Briarwood Avenue, Centennial, Colorado 80112, telephone +1 (408) 944-4000. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

2,653,308 Shares
Quantum Corporation
Common Stock

PROSPECTUS

               , 2025

PART II
Information Not Required In Prospectus
Item 13. Other Expenses of Issuance and Distribution.
The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered. All of the amounts are estimated except the SEC registration fee.

SEC registration fee	$2,639
Legal fees and expenses	30,000
Accounting fees and expenses	110,000
Printing and miscellaneous fees and expenses	19,361
Total	$162,000
Item 14. Indemnification of Directors and Officers.
Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the company’s directors or officers or any other company or enterprise to which the person provides services at the company’s request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.
Set forth below is information regarding securities issued by us since October 1, 2022 that were not registered under the Securities Act. All share and per share numbers below have been adjusted to reflect the one-for-twenty (1-for-20) reverse stock split that became effective on August 26, 2024. In addition, certain of the warrants described below were subsequently repriced pursuant to amendments to their original terms.
On June 1, 2023, the Company entered into a warrant agreement with Armory Services, LLC (the “June 2023 Warrant Agreement”). Pursuant to the June 2023 Warrant Agreement we issued 2,500 warrants to purchase common stock at an exercise price of $20.00 (the “June 2023 Warrants”). The June 2023 Warrants are exercisable any time on or after June 1, 2023, and will expire on June 1, 2033.
On June 1, 2023, the Company entered into an amendment (the “2023 Amendment”) to the Term Loan Credit and Security Agreement, dated as of August 5, 2021 (as amended from time to time, the “Term Loan Credit Agreement”), with Blue Torch Finance LLC as disbursing and collateral agent for such lenders (such loan under the Term Loan Credit Agreement, the “Term Loan”). In connection with the 2023 Amendment, the Company issued to the Term Loan lenders warrants to purchase an aggregate of 60,000 shares (the “June 2023 Term Loan Warrants”) of common stock, at an exercise price of $6.20 per share. The June 2023 Term Loan Warrants have been exercised in full by means of a cashless exercise for the purchase of 57,042 shares of common stock.
On May 24, 2024, the Company entered into additional amendments to the Term Loan Credit Agreement (the “May 2024 Amendments”). In connection with the May 2024 Amendments, the Company issued to the Term Loan lenders warrants to purchase an aggregate of 100,000 shares of the Company’s common stock at a purchase price of $6.20 (the “May 2024 Term Loan Warrants”). The May 2024 Term Loan Warrants have been exercised in full by means of a cashless exercise for the purchase of 88,110 shares of common stock.
On July 11, 2024, the Company entered into additional amendments to the Term Loan Credit Agreement (the “July 2024 Amendments”). In connection with the July 2024 Amendments, the Company issued to the Term Loan lenders an aggregate of 50,000 shares of the Company’s common stock at a purchase price of $6.20 (the “July 2024 Term Loan Warrants”). The July 2024 Term Loan Warrants have been exercised in full by means of a cashless exercise for the purchase of 44,013 shares of common stock.
On August 13, 2024, the Company entered into additional amendments to the Term Loan Credit Agreement (the “August 2024 Amendments”). In connection with the August 2024 Amendments, the Company issued to the Term Loan lenders warrants to purchase an aggregate of 380,310 shares of the Company’s common stock, at an exercise price of $6.20 per share (the “August 2024 Term Loan Warrants”). The August 2024 Term Loan Warrants have been exercised in full by means of a cashless exercise for the purchase of 337,240 shares of common stock.
On January 29, 2025, the Company issued 42,158 shares of common stock to YA II PN, Ltd., a Cayman Islands exempt limited partnership (“YA II PN”), pursuant to a standby equity purchase agreement dated as of January 25, 2025 by and between the Company and YA II PN (the “Purchase Agreement”) in consideration for YA II PN’s irrevocable commitment to purchase shares of the common stock.
On September 23, 2025, the Company issued to the Selling Stockholder a warrant to purchase 2,653,308 shares of common stock at an exercise price of $8.81 per share, exercisable at any time until the seventh anniversary of the issuance of such warrant.
We did not receive any cash proceeds from any of the foregoing issuances.
From February 2025 through the date hereof, the Company sold an aggregate of approximately 7,797,350 shares of common stock pursuant to the Purchase Agreement for aggregate gross proceeds of approximately $90.2 million.
We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and/or Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering. Appropriate legends were placed on the share certificates issued in these transactions.

All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
Item 16. Exhibits and Financial Statement Schedules.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Exhibit	Filed or Furnished Herewith
2.1*	Asset Purchase Agreement dated July 18, 2021 by and between PV3 (an ABC) LLC, as assignee for the benefit of Pivot3, Inc., and the Company	8-K	07/22/21	2.1
3.1	Amended and Restated Certificate of Incorporation of the Company, as amended through August 26, 2024	S-1	01/27/25	3.1
3.2	Amended and Restated Bylaws of the Company, as amended through June 12, 2025	8-K	06/18/25	3.1
4.1	Warrant to Purchase Common Stock dated July 11, 2024, Warrant No. 2024-7, issued to Blue Torch Credit Opportunities KRS Fund LP	8-K	7/12/24	4.2
4.2	Warrant to Purchase Common Stock dated July 11, 2024, Warrant No. 2024-8, issued to Blue Torch Offshore Credit Opportunities Master Fund II LP	8-K	7/12/24	4.3
4.3	Warrant to Purchase Common Stock dated July 11, 2024, Warrant No. 2024-9, issued to Blue Torch Credit Opportunities SBAF Fund LP	8-K	7/12/24	4.4
4.4	Warrant to Purchase Common Stock dated July 11, 2024, Warrant No. 2024-10, issued to BTC Holdings SC Fund LLC	8-K	7/12/24	4.5
4.5	Warrant to Purchase Common Stock dated July 11, 2024, Warrant No. 2024-11, issued to Blue Torch Credit Opportunities Fund II LP	8-K	7/12/24	4.6
4.6	Form of Warrant to Purchase Common Stock dated August 13, 2024 issued to certain funds affiliated with Blue Torch Credit	8-K	8/14/24	4.1
4.7	Warrant to Purchase Common Stock dated August 13, 2024, Warrant No. 2024-18, issued to OC III LVS XL LP	8-K	8/14/24	4.2
4.8	Amended and Restated Warrant to Purchase Common Stock dated June 1, 2023 (as amended and restated on August 13, 2024), Warrant No. 2023-2, issued to OC III LVS XL LP	8-K	8/14/24	4.3
4.9	Amended and Restated Warrant to Purchase Common Stock dated May 24, 2024 (as amended and restated on August 13, 2024), Warrant No. 2024-6, issued to OC III LVS XL LP	8-K	8/14/24	4.4
4.10	Amended and Restated Warrant to Purchase Common Stock dated July 10, 2024 (as amended and restated on August 13, 2024), Warrant No. 2024-12, issued to OC III LVS XL LP	8-K	8/14/24	4.5
4.11	Amended and Restated Warrant to Purchase Common Stock dated December 27, 2018 (as amended and restated on August 13, 2024), Warrant No. 2, issued to BTC Holdings Fund I, LLC	8-K	8/14/24	4.6
4.12	Form of Amended and Restated Warrant to Purchase Common Stock dated June 16, 2020 (as amended and restated on August 13, 2024) issued to certain funds affiliated with Blue Torch Credit	8-K	8/14/24	4.7
4.13	Form of Amended and Restated Warrant to Purchase Common Stock dated May 24, 2024 (as amended and restated on August 13, 2024) issued to certain funds affiliated with Blue Torch Credit	8-K	8/14/24	4.8

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Exhibit	Filed or Furnished Herewith
4.14	Form of Amended and Restated Warrant to Purchase Common Stock dated July 10, 2024 (as amended and restated on August 13, 2024) issued to certain funds affiliated with Blue Torch Credit	8-K	8/14/24	4.9
4.15	Form of Warrant to Purchase Common Stock, dated May 24, 2024	8-K	5/29/24	4.1
4.16	Certificate of Designation of Rights, Preferences and Privileges of Series B Junior Participating Preferred Stock	S-3	10/09/03	4.7
4.17	Warrant to Purchase Common Stock dated December 27, 2018, Warrant No. 1, issued to OC II FIE V LP	8-K	12/28/18	4.1
4.18	Warrant to Purchase Common Stock dated December 27, 2018, Warrant No. 2, issued to BTC Holdings Fund I, LLC	8-K	12/28/18	4.2
4.19	Warrant Agreement dated June 16, 2020 by and between the Company and Armory Securities, LLC	8-K	06/17/20	4.4
4.20	Warrant to Purchase Common Stock dated June 16, 2020, Warrant No. B-1, issued to OC II FIE V LP	8-K	06/17/20	4.1
4.21	Warrant to Purchase Common Stock dated June 16, 2020, Warrant No. B-2, issued to Blue Torch Credit Opportunities Fund I LP	8-K	06/17/20	4.2
4.22	Warrant to Purchase Common Stock dated June 16, 2020, Warrant No. B-3, issued to BTC Holdings SC Fund LLC	8-K	06/17/20	4.3
4.23	Amended and Restated Registration Rights Agreement dated June 16, 2020 by and among the Company, OC II FIE V LP, Blue Torch Credit Opportunities Fund I LP and BTC Holdings SC Fund LLC	8-K	06/17/20	4.5
4.24	Amendment No. 1 and Joinder to Amended and Restated Registration Rights Agreement, dated as of June 1, 2023, between the Company, OC II FIE V LP, Blue Torch Credit Opportunities Fund I LP, BTC Holdings SC Fund LLC and CO Finance LVS XVII LLC	8-K	06/06/23	4.2
4.25	Registration Rights Agreement dated December 12, 2020 by and between the Company and the securityholders of Square Box Systems Limited	8-K	12/14/20	4.1
4.26	Warrant to Purchase Common Stock, dated June 1, 2023, Warrant No. 2023-2, issued to OC III LVS XL LP	8-K	06/06/23	4.1
4.27	Warrant Agreement dated June 1, 2023 by and between the Company and Armory Securities, LLC	S-1	01/27/25	4.29
4.28	Warrant to Purchase Common Stock, dated May 24, 2024, Warrant No. 2024-6, issued to OC III VCS XL LP	8-K	05/29/24	4.2
4.29	Warrant to Purchase Common Stock dated September 23, 2025, Warrant No. 2025-1, issued to Dialectic Technology SPV LLC	8-K	09/23/25	4.1
4.30	Registration Rights Agreement dated September 23, 2025, by and between the Company and Dialectic Technology SPV LLC	8-K	09/23/25	4.2
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP				X
10.1	Standby Equity Purchase Agreement, dated January 25, 2025, by and between the Company and YA II PN, Ltd	8-K	01/27/25	10.1
10.2	Lease Agreement dated February 6, 2006 by and between the Company and CS/Federal Drive AB LLC (For Building A)	8-K	02/10/06	10.2

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Exhibit	Filed or Furnished Herewith
10.3	Lease Agreement dated February 6, 2006 by and between the Company and CS/Federal Drive AB LLC (For Building B)	8-K	02/10/06	10.3
10.4#	Form of Indemnification Agreement by and between the Company and the Named Executive Officers and Directors	8-K	09/28/22	10.3
10.5#	Form of Amended and Restated Director Change of Control Agreement by and between the Company and the Directors (other than the CEO)	10-K	08/26/25	10.4
10.6#	Form of Amended and Restated Change of Control Agreement by and between the Company and each of the Company’s Executive Officers	10-K	08/26/25	10.5
10.7#	Form of Change of Control Agreement by and between the Company and the Company's Chief Executive Officer	10-K	08/26/25	10.6
10.8#	Offer Letter dated May 1, 2017 by and between the Company and Marc Rothman	8-K	05/04/17	10.1
10.9#	Quantum Corporation Executive Officer Incentive Plan, restated as of August 23, 2017	8-K	08/24/17	10.2
10.10#	Offer Letter dated June 22, 2018 by and between the Company and James J. Lerner	8-K	06/27/18	10.1
10.11#	Change of Control Agreement dated June 22, 2018 by and between the Company and James J. Lerner	8-K	06/27/18	10.2
10.12	Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	8-K	12/28/18	10.2
10.13	First Amendment dated April 3, 2020 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	8-K	04/06/20	10.2
10.14	Second Amendment dated April 11, 2020 to the Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	8-K	04/16/20	10.3
10.15	Third Amendment dated June 16, 2020 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	8-K	06/17/20	10.2
10.16	Fourth Amendment dated December 10, 2020 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	8-K	12/14/20	10.2

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Exhibit	Filed or Furnished Herewith
10.17	Fifth Amendment dated February 5, 2021 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	10-K	06/08/22	10.30
10.18	Sixth Amendment dated August 5, 2021 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018, by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	10-K	06/08/22	10.31
10.19	Seventh Amendment dated September 30, 2021 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	8-K	10/06/21	10.1
10.20	Eighth Amendment dated March 15, 2022 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	8-K	03/17/22	10.3
10.21	Ninth Amendment dated April 25, 2022 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	8-K	04/27/22	10.1
10.22	Tenth Amendment dated June 1, 2023 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	8-K	06/06/23	10.2
10.23	Waiver dated November 13, 2023 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank National Association	8-K	11/13/23	10.2
10.24	Eleventh Amendment and Waiver dated February 14, 2024 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank National Association	8-K	02/20/24	10.2
10.25	Twelfth Amendment dated March 22, 2024 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank National Association	8-K	03/25/24	10.2

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Exhibit	Filed or Furnished Herewith
10.26	Thirteenth Amendment dated May 15, 2024 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank National Association	10-K	08/26/25	10.25
10.27	Fourteenth Amendment dated May 24, 2024 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank National Association	8-K	05/29/24	10.2
10.28	Fifteenth Amendment dated July 11, 2024 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	8-K	07/12/24	10.2
10.29	Sixteenth Amendment dated August 13, 2024 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	8-K	08/14/24	10.2
10.30	Seventeenth Amendment dated October 28, 2024 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	10-Q	02/12/25	10.2
10.31	Eighteenth Amendment dated November 25, 2024 to Amended and Restated Revolving Credit and Security Agreement dated December 27, 2018 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association	10-Q	02/12/25	10.3
10.32	Nineteenth Amendment and Waiver to Amended and Restated Revolving Credit and Security Agreement, dated as of January 27, 2025, by and among the Company, Quantum LTO Holdings, LLC, the other borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association, as agent.	8-K	01/27/25	10.3
10.33	Stipulation and Agreement of Settlement entered into on April 11, 2019	8-K	05/31/19	99.2
10.34#	Offer Letter dated October 3, 2018 by and between the Company and Lewis W. Moorehead	10-K	08/06/19	10.75
10.35#	Quantum Corporation 2012 Long-Term Incentive Plan Agreement, as amended and restated on November 13, 2019	8-K	11/18/19	10.1
10.36#	Form of Restricted Stock Unit Agreement (US Employees) under the Quantum Corporation 2012 Long-Term Incentive Plan	10-K	06/24/20	10.2
10.37#	Form of Market-Based Restricted Stock Unit Agreement (US Employees) under the Quantum Corporation 2012 Long-Term Incentive Plan	10-K	06/24/20	10.3

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Exhibit	Filed or Furnished Herewith
10.38#	Form of Restricted Stock Unit Agreement (Non-US Employees) under the Quantum Corporation 2012 Long-Term Incentive Plan	10-K	06/24/20	10.4
10.39#	Form of Restricted Stock (PSU) Unit Agreement (Non-US Employees) under the Quantum Corporation 2012 Long-Term Incentive Plan	10-K	06/24/20	10.5
10.40#	Form of Restricted Stock Unit Agreement (Directors) under the Quantum Corporation 2012 Long-Term Incentive Plan	10-K	06/24/20	10.6
10.41#	Quantum Corporation 2023 Long-Term Incentive Plan, as amended through June 27, 2024	S-8	09/16/24	99.1
10.42#	Quantum Corporation Employee Stock Purchase Plan Agreement, as amended and restated on July 25, 2023	10-K	06/28/24	10.33
10.43#	Quantum Corporation 2021 Inducement Plan, dated February 1, 2021	S-8	02/01/21	10.1
10.44#	Amendment No. 1 to Quantum Corporation 2021 Inducement Plan, dated December 30, 2022	10-K	06/06/23	10.30
10.45	Term Loan Credit and Security Agreement dated August 5, 2021 by and among the Company, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC	8-K	08/05/21	10.1
10.46	First Amendment dated September 30, 2021 to Term Loan Credit and Security Agreement dated August 5, 2021 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC	8-K	10/06/21	10.2
10.47	Second Amendment dated March 15, 2022 to Term Loan Credit and Security Agreement dated August 5, 2021 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC	8-K	03/17/22	10.2
10.48	Third Amendment dated April 25, 2022 to Term Loan Credit and Security Agreement dated August 5, 2021 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC	8-K	04/27/22	10.2
10.49	Fourth Amendment dated June 1, 2023 to Term Loan Credit and Security Agreement dated August 5, 2021 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC.	8-K	06/06/23	10.1
10.50	Waiver dated November 10, 2023 to Term Loan Credit and Security Agreement dated August 5, 2021 by and among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC.	8-K	11/13/23	10.1
10.51	Fifth Amendment and Waiver dated February 14, 2024 to Term Loan Credit and Security Agreement dated August 5, 2021 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC.	8-K	02/20/24	10.1

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Exhibit	Filed or Furnished Herewith
10.52	Sixth Amendment dated March 22, 2024 to Term Loan Credit and Security Agreement dated August 5, 2021 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC	8-K	03/25/24	10.1
10.53	Seventh Amendment and Waiver dated May 15, 2024 to Term Loan Credit and Security Agreement dated August 5, 2021 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC	10-K	08/26/25	10.52
10.54	Eighth Amendment and Waiver dated May 24, 2024 to Term Loan Credit and Security Agreement dated August 5, 2021 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC	8-K	05/29/24	10.1
10.55	Ninth Amendment dated July 11, 2024 to Term Loan Credit and Security Agreement dated August 5, 2021 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC	8-K	07/12/24	10.1
10.56	Tenth Amendment dated August 13, 2024 to Term Loan Credit and Security Agreement dated August 5, 2021 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC	8-K	08/14/24	10.1
10.57	Eleventh Amendment dated October 28, 2024 to Term Loan Credit and Security Agreement dated August 5, 2021 by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC	10-Q	02/12/25	10.1
10.58	Twelfth Amendment and Waiver to Term Loan Credit and Security Agreement, dated as of January 27, 2025, by and among the Company, Quantum LTO Holdings, LLC, the other borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC, as disbursing agent and collateral agent.	8-K	01/27/25	10.2
10.59#	Director Offer Letter dated September 16, 2022 by and between the Company and Donald J. Jaworski	8-K	09/28/22	10.1
10.60#	Director Offer Letter dated September 16, 2022 by and between the Company and Hugues Meyrath	8-K	09/28/22	10.2
10.61#	Offer Letter dated December 15, 2022 by and between the Company and Kenneth P. Gianella	8-K	01/11/23	10.1
10.62#	Transition Agreement dated January 9, 2023 by and between the Company and J. Michael Dodson	8-K	01/11/23	10.3
10.63#	Offer Letter dated June 5, 2023 by and between the Company and Laura Nash	8-K	06/06/23	10.3
10.64#	Offer Letter dated November 9, 2023 by and between the Company and Henk Jan Spanjaard	10-K	06/28/24	10.49
10.65#	Director Offer Letter dated June 6, 2024 by and between the Company and Todd W. Arden	8-K	06/10/24	10.1
10.66#	Director Offer Letter dated June 12, 2024 by and between the Company and John R. Tracy	8-K	06/18/24	10.1
10.67#	Offer Letter dated April 9, 2025 by and between the Company and Lewis W. Moorehead	10-Q	09/11/25	10.1

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Exhibit	Filed or Furnished Herewith
10.68#	Offer Letter dated April 10, 2025 by and between the Company and John A. Fichthorn	10-Q	09/11/25	10.2
10.69#	Offer Letter dated June 12, 2025 by and between the Company and Hugues Meyrath	8-K	06/18/25	10.1
10.70#	Change of Control Agreement dated June 12, 2025 by and between the Company and Hugues Meyrath	8-K	06/18/25	10.2
10.71#	Letter Agreement dated March 28, 2025 by and between the Company and Kenneth P. Gianella	8-K	04/03/25	10.1
10.72	Thirteenth Amendment to Term Loan Credit and Security Agreement dated May 5, 2025, by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and Alter Domus (US) LLC, as disbursing agent and collateral agent.	10-Q/A	09/23/25	10.6
10.73	Fourteenth Amendment to Term Loan Credit and Security Agreement dated June 12, 2025, by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and Alter Domus (US) LLC, as disbursing agent and collateral agent.	10-Q/A	09/23/25	10.7
10.74*	Agency Resignation, Appointment and Assumption Agreement dated April 21, 2025, by and among the Company, Blue Torch Finance LLC, Alter Domus (US) LLC, the loan parties thereto, and the lenders party thereto.	10-Q/A	09/23/25	10.8
10.75*	Transaction Agreement dated September 23, 2025, by and among the Company, Dialectic Technology SPV LLC, OC III LVS XXXIII LP., and OC III LVS XL LP.	8-K	09/23/25	10.1
10.76*	Fifteenth Amendment to Term Loan Credit and Security Agreement dated September 23, 2025, by and among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and Alter Domus (US) LLC, as disbursing agent and collateral agent.	8-K	09/23/25	10.2
10.77#	Offer Letter dated August 27, 2025 by and between the Company and James C. Clancy	8-K	08/28/25	10.1
10.78#	Offer Letter dated August 27, 2025 by and between the Company and Tony J. Blevins	8-K	08/28/25	10.2
10.79#	Settlement Agreement dated July 16, 2025 by and between Quantum Storage UK Ltd and H.J.W. Spanjaard	10-Q	11/13/25	10.5
10.80#	Separation Agreement and General Release of Claims dated August 20, 2025 by and between the Company and Lewis W. Moorehead	10-Q	11/13/25	10.6
21.1	List of Subsidiaries	10-K	08/26/25	21.1
23.1	Consent of Grant Thornton LLP				X
23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)				X
24.1	Power of Attorney (included on the signature page hereof)				X
107	Filing Fee Table				X
__________________
*Schedules and attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules and attachments upon request by the SEC.
#    Indicates management contract or compensatory plan or arrangement.

Item 17. Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Centennial, State of Colorado on November 14, 2025.

QUANTUM CORPORATION

/s/ Hugues Meyrath
Hugues Meyrath
President and Chief Executive Officer
POWER OF ATTORNEY
NOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Hugues Meyrath and Laura A. Nash, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hugues Meyrath	President, Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2025
Hugues Meyrath

/s/ Laura A. Nash	Chief Accounting Officer (Principal Financial and Accounting Officer)	November 14, 2025
Laura A. Nash

/s/ Donald J. Jaworski	Chairman of the Board	November 14, 2025
Donald J. Jaworski

/s/ John A. Fichthorn	Director	November 14, 2025
John A. Fichthorn

/s/ John R. Tracy	Director	November 14, 2025
John R. Tracy

/s/ Yue Zhou White	Director	November 14, 2025
Yue Zhou White

/s/ James C. Clancy	Director	November 14, 2025
James C. Clancy

/s/ Tony J. Blevins	Director	November 14, 2025
Tony J. Blevins